Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2010 Second Quarter Results

•                  Second quarter sales 30.7% higher than the second quarter of 2009

•                  Operating Income of $22.7 million, an increase of 90% from 2009

•                  Full year sales and operating income estimates increased

PORTLAND, OR, August 9, 2010:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2010, and increased its full year financial outlook for 2010.

Results for the Quarter Ended June 30, 2010

The Company’s sales in the second quarter of 2010 were $149.0 million, a 30.7% increase from the second quarter of 2009.  Operating income for the second quarter of 2010 was $22.7 million compared to $12.0 million in the second quarter of 2009. Second quarter net income was $10.4 million ($0.22 per diluted share) compared to $4.2 million ($0.09 per diluted share) in the second quarter of 2009. The Company generated $20.3 million of free cash flow in this year’s second quarter. As of June 30, 2010 the Company had net debt of $207.6 million, down $50.4 million from June 30, 2009.

Josh Collins, Chairman and Chief Executive Officer, commented on the results for the second quarter of 2010: “Our performance in the second quarter continued to trend upward, with improving sales levels and robust customer order patterns.  On a year-over-year basis we grew revenue over 30% from the 2009 trough and increased operating income by 90%. The pace of sales orders has increased in recent months, with quarter end backlog increasing by over 50% from the end of 2009. Given the strong momentum we are seeing in our business, we have increased our full year 2010 estimates for sales and operating income.”

“During the second quarter we made good progress in executing our longer term strategy by deploying new products to the market, initiating cost reduction programs through continuous improvement and supply chain efforts, and reviewing businesses for acquisition. Additionally, we are about to complete our refinancing, which will provide the longer term capital to execute our strategy, reduce our overall cost of borrowing, and eliminate the 2012 debt maturity events.”

Outdoor Products Segment

The Outdoor Products segment’s second quarter sales were $144.8 million compared to $110.1 million in the second quarter of 2009. The year-over-year sales increase of 31.5% was driven primarily by sales outside the United States. Segment sales in international markets were up 40.6% from last year, reflecting a volume-driven rebound that has occurred relatively evenly around the globe.  Sales to original equipment manufacturers increased 39.3%, and replacement sales increased 29.1%. Average selling prices were slightly lower than the second quarter of 2009 due to the impact of proportionally higher OEM sales growth. The sales impact from foreign exchange rate changes was nearly neutral when compared to last year’s second quarter.  Overall, the change to Outdoor Products sales in the comparable periods is illustrated below:

% Change in Sales from Prior Year:

Unit Volume	+32.0%
Selling Price/Mix	(1.0)%
Foreign Exchange	+0.5%
Total	31.5%

Sales order backlog for the segment increased to $121.2 million at June 30, 2010, compared to $78.6 million at June 30, 2009, and $78.1 million as of December 31, 2009.

Segment contribution to operating income was $28.2 million in the second quarter compared to $14.0 million in the second quarter of 2009.  The increase in contribution reflects the effect of higher unit volumes and associated leverage on manufacturing costs, as well as a benefit from lower relative steel costs.  Second quarter steel costs were down on a year-over-year basis within the segment by approximately $1.8 million. Slightly lower average selling prices, driven by product and customer mix and overall unfavorable changes in foreign currency exchange rates, partially offset the volume-driven improvement in profit for the segment. The key drivers of the contribution margin increase in the comparable periods are illustrated below:

% Change in Segment Contribution Margin from Prior Year:

2009 Contribution Margin	12.8%
Increase/ (Decrease)
Unit Volume	+5.2%
Selling Price /Mix	(1.0)%
Costs/Mix	+3.8%
Foreign Exchange	(1.3)%
Total Change	+6.7%

2010 Contribution Margin	19.5%

Corporate and Other

Corporate and other generated net expenses of $5.4 million in the second quarter of 2010 compared to $2.1 million in the second quarter of 2009.  The second quarter of 2009 included a $2.7 million gain from the sale of property and $1.4 million in expense related to a plant closure and severance costs. Additional increases in year-over-year corporate and other net expenses include increased compensation related to the improved business performance, increased equity compensation expenses, and incremental expenses related to the Company’s strategic programs. Profit from the sale of gear components was up slightly on a year-over-year basis. Net interest expense was $6.4 million in the second quarter of both 2010 and 2009. The impact of higher interest rates were somewhat offset by lower average debt levels in this year’s second quarter compared to the second quarter of 2009.

2010 Financial Outlook

The Company’s revised outlook for fiscal year 2010 is for sales to range from $580 million to $600 million, above the top end of the range we previously provided. The increase in sales on a year-over-year basis is expected to continue to be volume-driven, primarily in markets outside the United States. We expect sales over the second half of 2010 to be up between 8% and 16% from 2009, a reduced pace from what was experienced in the first half of 2010 since the first half of 2009 was relatively weak. Operating income in 2010 is expected to range from $87 million to $90 million. The revised outlook assumes a $6 million to $7 million reduction in full-year operating income related to changes in foreign currency compared to 2009 and full year steel costs that are comparable to 2009.  The steel price outlook has moderated in the Company’s favor from the outlook last quarter although the Company still expects to incur higher steel costs over the remainder of 2010 when compared to 2009 levels. Free cash flow is expected to be between $37 million and $43 million in 2010. Net interest expense is expected to be between $25 million and $27 million. The effective income tax rate for 2010 is estimated to be between 37% and 40%.

Blount International, Inc. is leading manufacturer of equipment, accessories, and replacement parts for the global forestry, lawn and garden, and construction industries. Blount sells it products in more than

100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2010	2009	2010	2009
Sales	$148,956	$114,001	$285,639	$230,525
Cost of sales	96,457	79,362	183,125	158,096
Gross profit	52,499	34,639	102,514	72,429
Selling, general, and administrative expenses	29,758	24,015	58,014	49,186
Gain on sale of land and building	—	(2,701)	—	(2,701)
Plant closure and severance costs	—	1,365	—	6,404
Operating income	22,741	11,960	44,500	19,540
Interest expense, net of interest income	(6,357)	(6,373)	(12,851)	(12,201)
Other expense, net	(18)	52	(31)	38
Income before income taxes	16,366	5,639	31,618	7,377
Provision for income taxes	5,923	1,407	12,392	2,188
Net income	$10,443	$4,232	$19,226	$5,189

Basic income per share:	$0.22	$0.09	$0.40	$0.11
Diluted income per share:	$0.22	$0.09	$0.40	$0.11
Shares used for per share computations (in 000’s):
Basic	47,840	47,747	47,815	47,743
Diluted	48,349	48,183	48,339	48,181

Condensed Consolidated Balance Sheets	June 30,	December 31,
(In thousands)	2010	2009
Assets:
Cash and cash equivalents	$72,812	$55,070
Accounts receivable	77,737	74,475
Inventory	83,502	78,179
Other current assets	24,655	29,490
Property, plant and equipment, net	111,588	114,470
Other assets	129,464	131,882
Total assets	$499,758	$483,566
Liabilities:
Current maturities of long-term debt	$4,924	$5,013
Other current liabilities	88,432	82,654
Long-term debt, net of current maturities	275,498	280,852
Other long-term liabilities	120,619	121,787
Total liabilities	489,473	490,306
Stockholders’ equity (deficit)	10,285	(6,740)
Total liabilities and stockholders’ equity (deficit)	$499,758	$483,566

Net debt (in thousands) (Current maturities plus Long-term debt less Cash and cash equivalents)	$207,610	$230,795

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009
Net cash provided by operating activities	$25,223	$25,284	$31,391	$18,073
Net purchases of property, plant and equipment	(4,929)	(332)	(8,619)	(5,255)
Free cash flow	$20,294	$24,952	$22,772	$12,818

Segment Information	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009
Sales:
Outdoor products	$144,788	$110,131	$277,917	$221,550
Other	4,168	3,870	7,722	8,975
Total sales	$148,956	$114,001	$285,639	$230,525
Operating income:
Outdoor products	$28,189	$14,044	$55,967	$30,513
Other and corporate expense	(5,448)	(2,084)	(11,467)	(10,973)
Operating income	$22,741	$11,960	$44,500	$19,540